Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-212468 on Form F-10 and Registration Statement Nos. 333-180494, 333-180495, 333-206162 and 333-229795 on Form S-8, and to the use of our reports dated February 17, 2021 relating to the consolidated financial statements of Pan American Silver Corp. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting in this Annual Report on Form 40-F of the Company for the year ended December 31, 2020.

/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
February 17, 2021